Exhibit 99.1

News Release
Contact:
Veronica Kido
Keane Public Relations
617.517.1390

Larry Vale
Keane Investor Relations
617.517.1290

KEANE, INC. ANNOUNCES RESIGNATION OF PRESIDENT AND CEO;
COMPANY FORMS OFFICE OF THE PRESIDENT

BOSTON, May 10, 2006 — Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, announced today that Brian Keane and the Company’s Board of Directors have agreed that Mr. Keane will step down as President, Chief Executive Officer and a Director of the Company effective May 10th, 2006.

Prior to this announcement, the Company had received employee allegations relating to Mr. Keane’s personal conduct. Mr. Keane has denied any unlawful behavior. Mr. Keane and the Board agreed that the best interests of the Company and its shareholders would be served by the action announced today. Mr. Keane has agreed to serve as a consultant to the Company’s Board of Directors during a transition period through December 31st, 2007.

Mr. Keane will not stand for re-election as a Director at the Company’s Annual Meeting of Shareholders scheduled for Thursday, May 18, 2006.

To ensure clear leadership and continuity during this period of transition, the Board has formed the Office of the President, consisting of Richard S. Garnick, President, North American Services and Global Business Lines; Russell J. Campanello, Senior Vice President, Human Resources; and John J. Leahy, Executive Vice President — Finance and Administration and Chief Financial Officer.

In addition, in accordance with the Company’s existing succession plan, John J. Leahy has been appointed by the Board as interim President and CEO, while it conducts a search for a permanent CEO. The Board expects this search to include both internal and external candidates.

During this period, a special committee of three Directors, chaired by John Fain, will work closely with the Office of the President to ensure that this transition will not disrupt the Company’s focus on customers, the One Keane transformation initiative, and the creation of shareholder value.

“Keane, Inc. has a history of high standards for employee conduct that go beyond what the law requires,” said Maria Cirino, who serves as Chair of the Board’s Corporate Governance Committee. “We are confident that our management will be able to keep its focus on the important work of the Company on behalf of its customers and shareholders.”

“The situation we are addressing does not involve the Company’s operational performance, finances, reported results of operations or internal controls. The Board is confident that our experienced senior executives and Keane’s outstanding employees will provide strong and steady leadership during this transition period,” Ms. Cirino added.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm. Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit. As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architectural Services, Application Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing. Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics. Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom. For more information, visit www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the US economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing new bookings,  the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Risk Factors” in Keane’s Annual  Report on Form 10-K for the year ended December 31, 2005, which important factors are incorporated herein by this reference. Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.